Exhibit 99.1

Natera Announces Strong Preliminary Fourth Quarter and 2025 Financial Results Driven by Record Signatera Growth

2025 revenues are expected to increase by approximately 35% compared to 2024, which is approximately $40 million above the top end of Natera’s financial outlook

Additional business updates will be presented at the 44th Annual J.P. Morgan Healthcare Conference on January 13, 2026

AUSTIN, Texas, January 11, 2026 – (BUSINESS WIRE) – Natera, Inc. (NASDAQ: NTRA), a global leader in cell-free DNA and precision medicine, today released preliminary unaudited results for the fourth quarter and full year ended December 31, 2025. The Company expects the following:

●	Total revenues of approximately $660 million in the fourth quarter of 2025 compared to $476 million in the fourth quarter of 2024, an increase of approximately 39%. Total revenues, excluding revenue true-ups, were greater than $600 million.

●	Total revenues of approximately $2.3 billion in the full year 2025 compared to $1.7 billion in the full year 2024, an increase of approximately 35%.
●	Approximately 923,600 tests were processed in the fourth quarter of 2025 compared to 792,800 tests in the fourth quarter of 2024, an increase of 17%.
●	Approximately 3,525,500 tests were processed in the full year 2025 compared to 3,064,600 tests in the full year 2024, an increase of approximately 15%.
●	Approximately 233,300 oncology tests, including approximately 225,300 clinical molecular residual disease (MRD) tests, were processed in the fourth quarter of 2025 compared to 150,800 oncology tests, including 144,500 clinical MRD tests, in the fourth quarter of 2024, an increase of 55%.
●	Clinical MRD tests increased by approximately 22,800 tests in the fourth quarter of 2025 over the third quarter of 2025, representing a record sequential growth quarter. This tops the previous record set in the third quarter of 2025, despite fewer days to receive samples in the fourth quarter.
●	Approximately 800,800 oncology tests, including approximately 769,700 clinical MRD tests, were processed in the full year 2025 compared to 528,200 oncology tests, including 498,300 clinical MRD tests, in the full year 2024, an increase of 52%.
●	The Company achieved cash inflows of approximately $30 million[1] in the fourth quarter of 2025 compared to approximately $46 million[2] in the fourth quarter of 2024.
●	The Company achieved cash inflows of greater than $100 million[1] in the full year 2025.

“2025 was a record year for oncology, organ health and women’s health,” said Steve Chapman, CEO of Natera. “The fourth quarter was particularly strong, with excellent growth in volume, revenue and gross margins. We believe we are well positioned to continue building on this momentum in 2026 and beyond.”

These results will be included in a presentation at the 44th Annual J.P. Morgan Healthcare Conference on Tuesday, January 13, 2026, at 4:30 pm PT, and also posted to the investor relations section of the Natera website at www.investor.natera.com. Natera will also present additional business updates at the J.P. Morgan conference.

Natera plans to release its complete fourth quarter and full year 2025 financial results during its earnings call in February 2026.

References

1.	Non-GAAP cash inflow / outflow for the quarter and year ended December 31, 2025 is estimated based on estimated unaudited GAAP Statement of Cash Flows amounts including net cash from operating activities, net cash from investing activities excluding amounts related to short-term investments, and net cash from financing activities.
2.	Non-GAAP cash inflow / outflow are calculated based on GAAP Statement of Cash Flows amounts including net cash from operating activities, net cash from investing activities excluding amounts related to short-term investments, and net cash from financing activities excluding proceeds from public offerings. Please refer to our website at www.investor.natera.com/financials for a reconciliation of non-GAAP cash inflow / outflow to the most directly comparable GAAP financial measure. Management uses non-GAAP cash flow as an indicator of the Company’s operational cash generating capabilities.

About Natera

Natera™ is a global leader in cell-free DNA and precision medicine, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard-of-care to protect health and inform earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are supported by more than 350 peer-reviewed publications that demonstrate excellent performance. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas, and San Carlos, California, and through Foresight Diagnostics, its subsidiary, operates an ISO 27001-certified and CAP-accredited laboratory certified under CLIA in Boulder, Colorado. For more information, visit www.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including our preliminary operational and financial results for the fourth quarter and fiscal year ended December 31, 2025. The preliminary operational and financial results for the fourth quarter and fiscal year ended December 31, 2025 have not been audited by our independent registered public accounting firm and are based on management’s initial review of our operations and results for the completed fiscal year. These preliminary operational and financial results are subject to revision based upon our year-end closing procedures, final adjustments and the audit to be conducted by our independent registered public accounting firm. As a result, our actual operational and financial results may differ materially from these preliminary results. In addition, these preliminary operational and financial results are not a comprehensive statement of our operational and financial results for the fourth quarter and for fiscal 2025, and should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles. Any forward-looking statements contained in this release are based upon Natera’s current plans, estimates, and expectations as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

Our forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: our preliminary operational and financial results for the fourth quarter and for fiscal 2025 are subject to material changes and adjustments as noted above; we face numerous uncertainties and challenges in achieving our financial projections and goals; we have incurred net losses since our inception and we anticipate that we will continue to incur net losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate. Additional risks and uncertainties that could affect our financial results are discussed in greater detail in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available at www.investor.natera.com and on the SEC’s website at www.sec.gov.

Contacts

Investor Relations: Mike Brophy, CFO, Natera, Inc., investor@natera.com

Media: Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com